Exhibit 10.2

Savient Pharmaceuticals, Inc.
One Tower Center
East Brunswick, New Jersey 08816

June 6, 2004

Mr. Alan Rubinfeld
68 Redner Road
Morristown, NJ 07960

Dear Alan:

This letter will extend the expiration of the December 24, 2003 Employment Letter from April 30, 2004 to December 31, 2004.

It is our mutual understanding that during the term of the Employment Letter you will continue to service as Acting Chief Financial Office (“CFO”) until such time as a replacement CFO commences employment with Savient Pharmaceuticals, Inc. At such time, you will transfer to the position of Chief Sarbanes Implementation Officer (“CSIO”) to lead the Company’s implementation of Section 404 of the Sarbanes-Oxley Act. In the position of CSIO you will report to the Company’s Chief Executive Officer. The Termination section of the Employment Letter is hereby modified to reflect the Company’s contractual commitment to extend your employment through December 31, 2004 and if the Company terminates your employment prior to that date, unless for cause, your compensation will be paid through December 31, 2004. All other terms and conditions of the Employment Letter will remain in effect.

Please acknowledge and indicate your agreement to this letter by signing below.

Savient Pharmaceuticals, Inc.		Employee

By:	/s/ Christopher Clement	/s/ Alan Rubinfeld

	Christopher Clement President & COO	Alan Rubinfeld